Exhibit 5.1
May 29, 2008
Goldcorp Inc.
666 Burrard Street, Suite 3400
Vancouver, BC V6C 2X8

Re:	Form S-8 Registration Statement Goldcorp Inc. 2005 Stock Option Plan, as amended on May 20, 2008
Dear Sirs:
          We act as counsel for Goldcorp Inc., a corporation organized under the laws of the Province of Ontario, Canada (the “Company”), and are familiar with the proceedings taken by the Company in connection with the common shares of the Company (the “Shares”) offered under the provisions of the Goldcorp Inc. 2005 Stock Option Plan, as amended (the “Plan”), as described in the Registration Statement on Form S-8 to be filed by the Company under the United States Securities Act of 1933, as amended (the “Registration Statement”) with the U.S. Securities and Exchange Commission.
          As counsel to the Company, in connection with this opinion, we have examined the Company’s Articles of Amalgamation dated December 1, 2006 and its By-laws, both as currently in effect; such other records of the corporate proceedings of the Company as we deem relevant; and the Registration Statement and the exhibits thereto.
          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.
          Based upon the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the issuance of Shares upon the due exercise of options granted pursuant to and in accordance with the Plan and that, when such Shares are issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.
          We express no opinion herein as to the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof. No opinion is expressed herein with respect to any federal or state law of the United States.
          We understand that you wish to file this opinion letter as an exhibit to the Registration Statement, and we hereby consent thereto. Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Very truly yours,

/s/ Cassels Brock & Blackwell LLP